SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 1998

                         ROYAL GOLD, INC.
      (exact name of registrant as specified in its charter)


Delaware                   0-5664               84-0835164
--------                   ------               ----------
(State of                (Commission          (IRS Employer
incorporation)             File Number)         Identification No.)

     1660 Wynkoop Street, Suite 1000, Denver, CO  80202-1132
     (Address of principal executive offices)      (Zip Code)

 Registrant's telephone number, including area code: 303-573-1660



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Item 5.  OTHER EVENTS


         Effective March 13, 1998, Royal Gold, Inc. acquired from Stephen D. Damele and Pauline S. Damele (the "Owners"), for the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), an undivided fifty percent interest in a sliding scale Net Smelter Returns royalty interest (the "Royalty Interest") in certain unpatented lode mining claims that encompass about three-quarters of the Bald Mountain Mine, a heap leach operation located in White Pine County, Nevada.

          The Royalty Interest pays at 3.5% of Net Smelter Returns ("NSR") and is tied to a scale pursuant to which, for each $25 increment in the price per ounce of gold in excess of $375 (in 1986 dollars, adjusted for inflation), there is an increase in the rate of payment of 0.5% NSR, to a cap of 7.0% NSR.

          Royal Gold, Inc. is assuming that the Royalty Interest will pay at 3.5% NSR for the remaining estimated life of the Bald Mountain Mine (approximately seven (7) years of production), and the Company's interest would therefore be an effective 1.75% NSR.

          The Bald Mountain Mine has been in continuous production since 1984. The operator is Placer Dome U.S. Inc. ("PDUS").

          As of December 31, 1997, Placer Dome Inc., the parent company of the operator at Bald Mountain, reported proven and probable reserves at Bald Mountain of some 921,000 contained ounces of gold (approximately 748,000 contained ounces are subject to the Royalty Interest). PDUS also reported that the cash cost of production at Bald Mountain, during 1997, was $195 per ounce and the "full" cost of production, including royalties and reclamation, was $277 per ounce.


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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      ROYAL GOLD, INC.
                                      (Registrant)



Date: March 23, 1998                 By:  //s//
                                         ---------------
                                         Stanley Dempsey
                                          Chairman